Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Record Fourth Quarter and Full Year Results; Delivers 19.3% Increase in Fourth Quarter Same Store Sales

•Consolidated same store sales increased a record-setting 9.9% for the full year 2020
•eCommerce sales increased 100% for the full year 2020
•Company delivered full year 2020 earnings per diluted share of $5.72 and non-GAAP earnings per diluted share of $6.12, up 71% and 66% respectively versus 2019 earnings per diluted share of $3.34 and non-GAAP earnings per diluted share of $3.69
•Company announces a 16% increase in its quarterly dividend
PITTSBURGH, March 9, 2021 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended January 30, 2021.

Fourth Quarter Results

Net sales for the fourth quarter of 2020 were $3.13 billion, an increase of 19.8% compared to the fourth quarter of 2019. This increase was driven by a 19.3% increase in consolidated same store sales, which included an increase in eCommerce sales of 57%. eCommerce penetration for the fourth quarter of 2020 was approximately 32% of total net sales, compared to approximately 25% during the fourth quarter of 2019. Fourth quarter 2019 consolidated same store sales increased 5.3%.

The Company reported consolidated net income for the fourth quarter ended January 30, 2021 of $219.6 million, or $2.21 per diluted share. As a result of actions taken to prioritize the health and well-being of its teammates and athletes, the Company incurred approximately $51 million of pre-tax incremental teammate compensation and safety costs in response to COVID-19, or $0.38 per diluted share, net of tax, during the 13 weeks ended January 30, 2021. The Company reported consolidated net income for the fourth quarter ended February 1, 2020 of $69.8 million, or $0.81 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the fourth quarter ended January 30, 2021 of $225.0 million, or $2.43 per diluted share, which excluded non-cash amortization of the debt discount associated with the Company's convertible senior notes and included the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. For the fourth quarter ended February 1, 2020, the Company reported consolidated net income on a non-GAAP basis of $113.3 million, or $1.32 per diluted share, which excluded hunt restructuring charges. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

"We’ve never had a year quite like 2020. We were challenged in numerous ways, as were so many others, but as an organization we not only survived – we thrived, delivering record-setting sales and earnings," said Ed Stack, Executive Chairman and Chief Merchandising Officer. "Most importantly, we cared for each other and our communities every step of the way. We prioritized the health and safety of our teammates and athletes and invested in our frontline hourly store and distribution center teammates through our premium pay program. Additionally, to help kids get back on the field, we donated $30 million to our Foundation to support Sports Matter (sportsmatter.org) and other charitable programs within the communities we serve."

“We are very pleased with our strong fourth quarter sales and earnings results," said Lauren Hobart, President and Chief Executive Officer. "The strength of our diverse category portfolio, technology capabilities and advanced omni-channel execution once again helped us capitalize on the favorable shifts in consumer demand across golf, outdoor activities, home fitness and active lifestyle. Our performance is a testament to the strong execution from our 50,000 dedicated teammates who continued to safely serve our athletes and communities."

Ms. Hobart continued, “It’s clear that our strategies over the past several years are working and have set us up for long-term success. As we enter 2021, our business has so much momentum, and we have been pleased with our start to the year. Our focus in 2021 will center around enhancing our existing strategies to accelerate our core and enable long-term growth.”

Balance Sheet

The Company ended the fourth quarter of 2020 with approximately $1.7 billion in cash and cash equivalents and no outstanding borrowings under its $1.855 billion revolving credit facility. In April, the Company issued $575 million aggregate principal amount of 3.25% Convertible Senior Notes, which added over $500 million of net proceeds to its cash position.

Total inventory decreased 11.3% at the end of the fourth quarter of 2020 as compared to the end of the fourth quarter of 2019.

Full Year Results

Net sales for the 52 weeks ended January 30, 2021 increased 9.5% to approximately $9.58 billion. Consolidated same store sales increased a record-setting 9.9% despite temporary store closures during March, April and May to help prevent the spread of COVID-19. eCommerce sales increased 100%. eCommerce penetration for the 52 weeks ended January 30, 2021 was approximately 30% of total net sales, compared to approximately 16% during the 52 weeks ended February 1, 2020. Consolidated same store sales increased 3.7% for the 52 weeks ended February 1, 2020.

The Company reported consolidated net income for the 52 weeks ended January 30, 2021 of $530.3 million, or $5.72 per diluted share. As a result of actions taken to prioritize the health and well-being of its teammates and athletes in response to COVID-19, the Company incurred approximately $175 million of pre-tax incremental teammate compensation and safety costs, or $1.40 per diluted share, net of tax, during the 52 weeks ended January 30, 2021. For the 52 weeks ended February 1, 2020, the Company reported consolidated net income of $297.5 million, or $3.34 per diluted share.

On a non-GAAP basis, the Company reported consolidated net income for the 52 weeks ended January 30, 2021, of $546.2 million, or $6.12 per diluted share, which excluded non-cash amortization of the debt discount associated with the Company's convertible senior notes and included the share impact of the convertible note hedge purchased by the Company, which is antidilutive for GAAP purposes. For the 52 weeks ended February 1, 2020, the Company reported consolidated net income on a non-GAAP basis of $329.1 million, or $3.69 per diluted share, which excluded hunt restructuring charges, a gain on the sale of subsidiaries, non-cash asset impairments and the favorable settlement of a litigation contingency. The GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Capital Allocation

On March 5, 2021, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.3625 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 26, 2021 to stockholders of record at the close of business on March 19, 2021. This dividend represents an increase of 16% over the Company’s previous quarterly per share amount and is equivalent to an annualized dividend of $1.45 per share.

For the 52 weeks ended January 30, 2021, capital expenditures totaled $224.0 million on a gross basis, or $167.3 million net of construction allowances provided by landlords. For the 52 weeks ended February 1, 2020, capital expenditures totaled $217.5 million on a gross basis, or $179.5 million net of construction allowances provided by landlords.

Full Year 2021 Outlook

The Company's Full Year Outlook for 2021 is presented below:

			2021 Outlook
			Low End	High End	Midpoint % Change
(in millions, except per share amounts)	2019	2020	2021 (E)		vs 2019	vs 2020
Net Sales	$8,751	$9,584	$9,544	$9,935	11%	2%
Consolidated same store sales	3.7%	9.9%	(2.0)%	2.0%

Income before income taxes	$408	$712	$520	$620	40%	(20)%
% of Net Sales	4.7%	7.4%	5.4%	6.2%
Income before income taxes - non-GAAP	$440	$733	$550	$650	36%	(18)%
% of Net Sales - non-GAAP	5.0%	7.6%	5.8%	6.5%

Earnings per diluted share	$3.34	$5.72	$3.81	$4.55	25%	(27)%
Earnings per diluted share - non-GAAP	$3.69	$6.12	$4.40	$5.20	30%	(22)%
Weighted average diluted shares	89	93	105	105
Weighted average diluted shares - non-GAAP	89	89	96	96

Gross capital expenditures	$217	$224	$345	$370
Net capital expenditures	$180	$167	$275	$300

•Due to the uneven nature of sales and earnings in 2020, the Company planned 2021 off of a 2019 baseline and for the same reason believes it is important to compare 2021 against both 2019 and 2020.

•The Company’s non-GAAP outlook for 2021 and its non-GAAP results for 2020 exclude amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. Non-GAAP results for 2019 exclude hunt restructuring charges, a gain on the sale of subsidiaries, non-cash asset impairments and the favorable settlement of a litigation contingency.

•The Company expects to open six new DICK'S Sporting Goods stores and six specialty concept stores in 2021. The Company also expects to relocate 11 DICK'S Sporting Goods stores and convert two former Field & Stream stores into Public Lands stores in 2021.

•The Company plans to repurchase a minimum of $200 million of its common shares in 2021.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately twelve months.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP income before income taxes, non-GAAP diluted shares outstanding, and net capital expenditures, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management believes that excluding non-cash debt discount amortization from its convertible senior notes and including the share impact from the convertible note hedge is useful to investors because it provides a more complete view of the economics of the transaction. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, including 2021 outlook for earnings and sales; capital expenditures; share repurchases and dividends; and anticipated store openings, relocations, and closures.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the impact on our business, operations and financial results due to the duration and scope of the COVID-19 pandemic, including whether there are periods of increases in the number of COVID-19 cases in areas in which we operate, and the restrictions imposed by federal, state, and local governments in response to the pandemic; changes in consumer discretionary spending; the extent to which changes in consumer demand due to the COVID-19 pandemic will continue and whether new trends will emerge after the impact of the COVID-19 pandemic subsides; store closures and other impacts to our business resulting from civil disturbances; investments in omni-channel growth not producing the anticipated benefits within the expected time-frame or at all; risks relating to private brands and new retail concepts; investments in business transformation initiatives not producing the anticipated benefits within the expected time-frame or at all; the amount devoted to strategic investments and the timing and success of those investments; the results of the strategic review of the hunt business, including Field & Stream; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; the loss of key personnel, including Edward W. Stack, Executive Chairman and Chief Merchandising Officer, or Lauren Hobart, President and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars, including disruptions and cancellations due to COVID-19; weather-related disruptions and seasonality of the Company's business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 20, 2020 and the Quarterly Report filed with the SEC on November 25, 2020. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of January 30, 2021, the Company operated 728 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a combination of its dedicated teammates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as GameChanger, a youth sports mobile app for scheduling, communications, live scorekeeping and video streaming. DICK'S offers its products through a dynamic eCommerce platform that is integrated with its store network and provides athletes with the convenience and expertise of a 24-hour storefront. For more information, visit the Investor Relations page at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Senior Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

Category: Earnings

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DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	January 30, 2021	% of Sales	February 1, 2020	% of Sales (2)

Net sales	$3,125,307	100.00%	$2,608,650	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	2,072,977	66.33	1,875,614	71.90

GROSS PROFIT	1,052,330	33.67	733,036	28.10

Selling, general and administrative expenses	761,163	24.35	633,744	24.29
Pre-opening expenses	967	0.03	381	0.01

INCOME FROM OPERATIONS	290,200	9.29	98,911	3.79

Interest expense	13,317	0.43	4,103	0.16
Other income	(14,339)	(0.46)	(4,984)	(0.19)

INCOME BEFORE INCOME TAXES	291,222	9.32	99,792	3.83

Provision for income taxes	71,608	2.29	29,973	1.15

NET INCOME	$219,614	7.03%	$69,819	2.68%

EARNINGS PER COMMON SHARE:
Basic	$2.59		$0.83
Diluted	$2.21		$0.81

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	84,748		83,995
Diluted	99,266		85,875

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended
	January 30, 2021	% of Sales (2)	February 1, 2020	% of Sales (2)

Net sales	$9,584,019	100.00%	$8,750,743	100.00%
Cost of goods sold, including occupancy and distribution costs (1)	6,533,312	68.17	6,196,185	70.81

GROSS PROFIT	3,050,707	31.83	2,554,558	29.19

Selling, general and administrative expenses	2,298,534	23.98	2,173,677	24.84
Pre-opening expenses	10,696	0.11	5,268	0.06

INCOME FROM OPERATIONS	741,477	7.74	375,613	4.29

Gain on sale of subsidiaries	—	—	(33,779)	(0.39)
Interest expense	48,812	0.51	17,012	0.19
Other income	(19,070)	(0.20)	(15,324)	(0.18)

INCOME BEFORE INCOME TAXES	711,735	7.43	407,704	4.66

Provision for income taxes	181,484	1.89	110,242	1.26

NET INCOME	$530,251	5.53%	$297,462	3.40%

EARNINGS PER COMMON SHARE:
Basic	$6.29		$3.40
Diluted	$5.72		$3.34

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	84,258		87,502
Diluted	92,639		89,066

(1) Cost of goods sold includes: the cost of merchandise (inclusive of vendor allowances, inventory shrinkage and inventory write-downs for the lower of cost and net realizable value); freight; distribution; shipping; and store occupancy costs. The Company defines merchandise margin as net sales less the cost of merchandise sold.

(2) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	January 30, 2021	February 1, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,658,067	$69,334
Accounts receivable, net	53,149	53,173
Income taxes receivable	6,396	5,762
Inventories, net	1,953,568	2,202,275
Prepaid expenses and other current assets	88,470	79,472
Total current assets	3,759,650	2,410,016

Property and equipment, net	1,300,265	1,415,728
Operating lease assets	2,149,913	2,313,846
Intangible assets, net	90,051	94,768
Goodwill	245,857	245,857
Deferred income taxes	51,475	14,412
Other assets	155,648	133,933
TOTAL ASSETS	$7,752,859	$6,628,560

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,258,093	$1,001,589
Accrued expenses	518,134	415,501
Operating lease liabilities	472,670	422,970
Income taxes payable	40,997	10,455
Deferred revenue and other liabilities	260,304	225,959
Total current liabilities	2,550,198	2,076,474
LONG-TERM LIABILITIES:
Revolving credit borrowings	—	224,100
Convertible senior notes due 2025	418,493	—
Long-term operating lease liabilities	2,259,308	2,453,346
Deferred income taxes	—	9,187
Other long-term liabilities	185,326	133,855
Total long-term liabilities	2,863,127	2,820,488
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	612	593
Class B common stock	237	243
Additional paid-in capital	1,442,298	1,253,867
Retained earnings	3,064,702	2,645,281
Accumulated other comprehensive loss	(49)	(120)
Treasury stock, at cost	(2,168,266)	(2,168,266)
Total stockholders' equity	2,339,534	1,731,598
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,752,859	$6,628,560

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	January 30, 2021	February 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$530,251	$297,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	326,014	335,746
Amortization of convertible notes discount and issuance costs	21,581	—
Non-cash lease costs	(36,048)	(65,298)
Impairment of trademark	—	28,296
Deferred income taxes	(46,250)	(1,160)
Stock-based compensation	50,177	43,493
Gain on sale of subsidiaries	—	(33,779)
Changes in assets and liabilities:
Accounts receivable	2,308	400
Inventories	248,707	(377,579)
Prepaid expenses and other assets	3,898	6,401
Accounts payable	199,295	94,202
Accrued expenses	108,420	37,826
Income taxes payable / receivable	29,908	(9,314)
Construction allowances provided by landlords	56,713	37,959
Deferred revenue and other liabilities	57,795	9,957
Net cash provided by operating activities	1,552,769	404,612
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(224,027)	(217,461)
Proceeds from sale of other assets	—	49,103
Proceeds from sale of subsidiaries, net of cash sold	—	40,387
Deposits and purchases of other assets	(137)	(1,300)
Net cash used in investing activities	(224,164)	(129,271)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	1,291,700	2,263,550
Revolving credit repayments	(1,515,800)	(2,039,450)
Proceeds from issuance of convertible notes	575,000	—
Payments for purchase of bond hedges	(161,057)	—
Proceeds from issuance of warrants	105,225	—
Transaction costs paid in connection with convertible notes issuance	(17,396)	—
Payments on other long-term debt and finance lease obligations	(826)	(56,851)
Proceeds from exercise of stock options	37,623	5,565
Minimum tax withholding requirements	(4,217)	(9,470)
Cash paid for treasury stock	—	(402,240)
Cash dividends paid to stockholders	(107,404)	(98,312)
Increase in bank overdraft	57,209	17,548
Net cash provided by (used in) financing activities	260,057	(319,660)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	71	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,588,733	(44,319)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,334	113,653
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,658,067	$69,334

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2020			Fiscal 2019
	DICK'S Sporting Goods	Specialty Concept Stores(1)	Total	DICK'S Sporting Goods	Specialty Concept Stores(1)	Total
Beginning stores	726	124	850	729	130	859
Q1 New stores	1	2	3	—	1	1
Q2 New stores	—	3	3	2	2	4
Q3 New stores	6	5	11	6	1	7
Q4 New stores	—	—	—	—	—	—
Closed stores	5	8	13	11	10	21
Ending stores (2)	728	126	854	726	124	850

Relocated stores	12	3	15	3	2	5

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Concept Stores(1)	Total(2)
Q1 2019	38.6	3.7	42.2
Q2 2019	38.6	3.7	42.3
Q3 2019	38.8	3.4	42.2
Q4 2019	38.5	3.4	41.8
Q1 2020	38.4	3.4	41.8
Q2 2020	38.4	3.5	41.9
Q3 2020	38.7	3.6	42.3
Q4 2020	38.5	3.5	42.0

(1)Includes the Company's Golf Galaxy and Field & Stream stores, as well as the Company's outlet stores. In some markets the Company operates DICK'S Sporting Goods stores adjacent to its specialty concept stores on the same property with a pass-through for customers. The Company refers to this format as a "combo store" and includes combo store openings within both the DICK'S Sporting Goods and specialty concept store reconciliations, as applicable. As of January 30, 2021, the Company operated 30 combo stores.

(2)Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS - UNAUDITED

Non-GAAP Net Income and Earnings Per Share Reconciliations
(in thousands, except per share amounts)

	13 Weeks Ended January 30, 2021

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Weighted average diluted shares	Earnings per diluted share
GAAP Basis	$290,200	$13,317	$291,222	$219,614	99,266	$2.21
% of Net Sales	9.29%	0.43%	9.32%	7.03%
Convertible senior notes (1)	—	(7,237)	7,237	5,355	(6,744)
Non-GAAP Basis	$290,200	$6,080	$298,459	$224,969	92,522	$2.43
% of Net Sales	9.29%	0.19%	9.55%	7.20%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	52 Weeks Ended January 30, 2021

	Income from operations	Interest expense	Income before income taxes	Net income (2)	Weighted average diluted shares	Earnings per diluted share
GAAP Basis	$741,477	$48,812	$711,735	$530,251	92,639	$5.72
% of Net Sales	7.74%	0.51%	7.43%	5.53%
Convertible senior notes (1)	—	(21,581)	21,581	15,970	(3,460)
Non-GAAP Basis	$741,477	$27,231	$733,316	$546,221	89,179	$6.12
% of Net Sales	7.74%	0.28%	7.65%	5.70%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. This amount includes $1.1 million of amortization recognized in the fiscal quarter ended May 2, 2020.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.

	13 Weeks Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income before income taxes	Net income (2)	Earnings per diluted share
GAAP Basis	$733,036	$633,744	$99,792	$69,819	$0.81
% of Net Sales	28.10%	24.29%	3.83%	2.68%
Hunt restructuring charges (1)	13,135	(35,650)	48,785	43,458
Non-GAAP Basis	$746,171	$598,094	$148,577	$113,277	$1.32
% of Net Sales	28.60%	22.93%	5.70%	4.34%

(1)Hunt restructuring charges of $48.8 million included $35.7 million of non-cash impairments of a trademark and store assets and a $13.1 million write-down of inventory.
(2)Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate. The trademark impairment charge of $28.3 million was not deductible for tax purposes.

	52 Weeks Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$2,554,558	$2,173,677	$375,613	$(33,779)	$407,704	$297,462	$3.34
% of Net Sales	29.19%	24.84%	4.29%	(0.39)%	4.66%	3.40%
Hunt restructuring charges (1)	13,135	(44,588)	57,723	—	57,723	50,072
Gain on sale of subsidiaries (2)	—	—	—	33,779	(33,779)	(24,996)
Other asset impairments (3)	—	(15,253)	15,253	—	15,253	11,287
Litigation contingency settlement (4)	—	6,411	(6,411)	—	(6,411)	(4,744)
Non-GAAP Basis	$2,567,693	$2,120,247	$442,178	$—	$440,490	$329,081	$3.69
% of Net Sales	29.34%	24.23%	5.05%	—%	5.03%	3.76%

(1)Hunt restructuring charges of $57.7 million included $35.7 million of non-cash impairments of a trademark and store assets, a $13.1 million write-down of inventory and an $8.9 million charge related to our exit from eight Field & Stream stores in the third quarter, which were subleased to Sportsman’s Warehouse.
(2)Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.
(3)Non-cash impairment charges to reduce the carrying value of a corporate aircraft to its fair market value, which was subsequently sold.
(4)Favorable settlement of a previously accrued litigation contingency.
(5)Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company's blended tax rate. The trademark impairment charge of $28.3 million was not deductible for tax purposes.

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures
(in thousands)

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	January 30, 2021	February 1, 2020
Gross capital expenditures	$(224,027)	$(217,461)
Deferred construction allowances	56,713	37,959
Net capital expenditures	$(167,314)	$(179,502)

Reconciliation of Non-GAAP Consolidated Net Income and Earnings Per Diluted Share Guidance
(in millions, except per share amounts)

	52 Weeks Ended January 29, 2022
	Low End				High End

	Income before income taxes	Net income (2)	Weighted average diluted shares	Earnings per diluted share	Income before income taxes	Net income (2)	Weighted average diluted shares	Earnings per diluted share
GAAP Basis	$520	$400	105	$3.81	$620	$478	105	$4.55
Convertible senior notes (1)	30	22	(9)		30	22	(9)
Non-GAAP Basis	$550	$422	96	$4.40	$650	$500	96	$5.20
% of Net Sales	5.8%	4.4%			6.5%	5.0%

(1)Amortization of the non-cash debt discount on the Company's convertible senior notes and diluted shares that will be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.
(2)The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company's blended tax rate.